March 18, 2022

Corey J. Sheahan
XXXXXXXXXXXX
XXXXXXXXXXXX

Dear Corey,

We are pleased to present this letter (“Offer Letter”) as a formal invitation to join us at Acreage Holdings, Inc. (“Acreage” or the “Company”) as General Counsel reporting to Peter Caldini, CEO. We believe your knowledge and experience are the right combination of skills for success in this role and look forward to welcoming you to the Acreage Team!

Start Date:

Your employment, if accepted, will commence on April 18, 2022.

Base Salary:

Your base salary will be $315,000 less applicable payroll deductions, required taxes, and applicable withholdings (“Base Salary”). You will be paid semi-monthly at the rate of $13,125. This is a full-time, exempt position meaning you are not eligible for overtime pay should you work more than forty hours in a work week.

Annual Bonus Award:

In addition to your base salary, you are eligible for a short-term annual incentive bonus of 75% of your base salary (the “Annual Bonus Award”), with a payout range of zero (0) to two (2) times your base salary contingent upon your achievement of performance criteria established by the Compensation Committee (“Committee”) and the Board of Directors (“Board”). Your annual bonus award is based on eligible base salary earned during the incentive plan year inclusive of Paid Time Off (PTO).

The decision to provide an annual bonus award and the amount and terms of the award shall be at the sole and absolute discretion of the Committee and the Board. The Committee shall also determine achievement of all financial performance targets.

One-Time Equity Grant

Subject to approval of the Board, the Company will also grant you an equity award under the Omnibus Plan, as defined below (the “Initial Award”), on your start date. The initial award shall consist of an amount equal to $500,000 and consist of 70% of restricted stock units representing the right to receive Class E subordinate voting shares (the “New Restricted Stock Units”) and 30% of restricted stock units representing the right to receive Class D subordinate voting shares (the “Floating Restricted Stock Units”). The Initial Award shall be calculated based on the 10-day volume weighted average price of the

Class E subordinate voting shares and Class D subordinate voting shares, respectively. This award will vest ratably over three years.

Long-Term Equity Award

During your employment with the Company, you will be eligible to participate in the Company’s Omnibus Equity Incentive Plan, as amended from time to time (the “Omnibus Plan”) and receive equity awards thereunder in the form and at the time(s) determined by the Committee and the Board subject to vesting and other conditions set forth in the Omnibus Plan and applicable award agreements. Your long-term equity award will be calculated at 300% of base salary starting in 2023.

Benefits

Following the Start Date, you also will be eligible to participate in the employee benefit plans and programs generally available to the Company’s employees and consistent with such plans and programs of the Company as in effect as of the date hereof, including but not limited to medical, life and disability insurance, retirement, vacation/paid time off, fringe benefit, perquisite, business expense reimbursement and travel plans or programs, in accordance with and subject to eligibility and other terms and conditions of such plans and programs, as in effect from time to time. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason except as set forth in this Offer Letter.

Termination Without Cause

If the Company terminates your employment without Cause (as defined below), then upon execution of a reasonable and customary separation agreement and general release of claims satisfactory to the Company (which shall be governed by New York law, and referred to as the “Release”), the Company shall provide you with the following severance benefits (the “Severance Benefits”). Your eligibility for Severance Benefits will not be triggered until you have been employed with the Company for at least three (3) months:
(a) Severance Benefits. Commencing on the first payroll date following the effective date of the Release, the Company will pay Severance Benefits equal to your Base Salary for a period of six (6) months, payable in installments on the Company’s regular payroll dates, subject to required and authorized normal withholdings and deductions. Notwithstanding the foregoing, if the period during which you can consider, adopt and/or revoke the Release shall cross calendar years, all payments made during such period shall accumulate and be made in the succeeding calendar year.

(b) Medical Benefits. If you elect continuation of medical coverage under the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended, or, if applicable, state insurances laws (collectively, “COBRA”), then, as part of your Severance Benefits, the Company will pay the employer portion of the premiums necessary to continue your medical coverage (including coverage for eligible dependents, if applicable) through the period starting on the termination date and ending on the earliest to occur of: (i) the six-month anniversary of your termination date, (ii) the date you and your eligible dependents, if applicable, become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. If you become eligible for coverage under another employer’s group health plan, you must notify the Company of such event.

(c) Outstanding Stock Options/RSUs. Notwithstanding any other provision to the contrary, to the fullest extent permitted by applicable law, as part of your Severance Benefits, you shall not be required to forfeit any vested equity awards following a Termination of Service (as such term is defined in the Omnibus Plan); provided however, that in the event of a Change in Control (as such term is defined in the Omnibus Plan) during the Severance Period, your vested equity awards shall be treated in the same manner as other equity awards issued and outstanding for other similarly situated active employees of the Company.

(d) Breach of Severance Obligations. If at any time while you are receiving Severance Benefits from the Company, you materially breach any contractual or other obligation to the Company (to be determined at the reasonable discretion of the Board) and are unable to cure such breach, the Severance Benefits as described above shall immediately cease. Following termination of your employment, any benefits to which you may be entitled pursuant to the Company’s employee benefit plans and policies shall be determined and paid in accordance with the terms of such plans and policies, and you shall have no further right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination.

(e) Cause. For purposes of this Section, “Cause” means any of the following: (i) you have engaged in acts of dishonesty, or acts of fraud or other unlawful behavior against or at the expense of the Company; (ii) you have been convicted of, or pleaded nolo contendere, to any felony or crime of moral turpitude; (iii) your gross negligence or willful misconduct in the performance of your duties to the Company; (iv) you have engaged in any conduct which materially and adversely affects the business affairs of the Company, or violates the policies of the Company; (v) you have refused to substantially perform your duties and responsibilities, or persistently neglect your duties, or experience chronic unapproved absenteeism, in each case which continues after you receive written notice thereof from the Company; (vi) your unauthorized disclosure of trade secrets or other confidential information of the Company; or (vii) you breach any fiduciary duty owed to the Company. The determination of whether “Cause” exists shall be made by the Board, and its determination shall be final, conclusive and binding.

Governing Law/Entire Agreement

This Offer Letter shall be governed by the laws of the State of New York, without regard to conflict of law principles. Unless specifically provided herein, this Offer Letter contains all understandings and representations between you and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Indemnification

The Company shall defend, indemnify and hold you harmless to the maximum extent permitted by applicable law, against all claims, liabilities, costs, charges and expenses incurred or sustained by you in connection with any action, lawsuit, arbitration, mediation or other proceeding to which you may be made a party by reason of being an Officer, Director or employee of the Company, to the extent based on actions taken in the course and scope of your employment with the Company.

Mandatory Arbitration

Any dispute, controversy or claim arising out of or related to this Offer Letter or any breach of this Offer Letter, or arising out of or related to your employment with the Company, shall be submitted to and decided by mandatory binding arbitration administered under New York law and venued in New York City. You and the Company agree that each is giving up the right to a jury trial or to file a lawsuit in court against the other, as well as the right to bring a class or collective action against the other in court or in arbitration. The parties agree to jointly select a retired Judge as the single arbitrator, who shall have the power and authority, with the parties’ input, to set a schedule and process for pre-hearing and hearing matters. If the parties are unable to agree on an arbitrator, then the arbitration shall be administered by the American Arbitration Association and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties.
Work Eligibility

This offer of employment is contingent upon your provision of proof of authorization to work in the United States, acceptable references, and background verifications. You will also be asked to read and acknowledge receipt of the Employee Handbook and to sign and comply with the Non-Disclosure Agreement (the “NDA”), which prohibits, among other things, the unauthorized use or disclosure of the Company’s confidential and proprietary information. As a further condition of your employment, you will also be required to execute a mutually agreeable non-competition agreement within seven (7) days following your start date.

To retain flexibility in the administration of policies and procedures, the Company reserves the right to revise its policies, procedures, and benefits at any time. All terms and conditions of your employment are subject to the provisions of the Company Employee Handbook, as may be revised from time to time, based on business need.

COVID-19 Vaccination

This offer of employment is contingent upon providing the Company with official proof that you are fully vaccinated against the COVID-19 virus. Fully vaccinated means that two weeks have passed since receiving the second dose in a two-dose series vaccine or two weeks after receiving the Johnson & Johnson vaccine.

At Will Employment

This Offer Letter is not intended to affect your “at-will” status meaning that your employment with the Company is for no definite period and may be terminated at any time, with or without cause, with or without notice by either you or the company, subject to the terms and conditions of this Offer Letter.

By accepting employment with us, you acknowledge that you have no continuing non-competition obligations to any previous employer(s). Additionally, you agree that during your employment you will not engage in any conduct that would violate any continuing obligations you may have to any previous employer(s) with respect to solicitations or confidentiality.

Corey, we are excited to welcome you back to Acreage Holdings! Should you have any questions, please do not hesitate to contact me via phone at (XXX) XXX-XXXX; or, via e-mail at XXXXXX@XXXXXXX.com.

Congratulations and welcome to the Acreage Team!

Sincerely,

/s/ Connie Bertussi
Concetta C. Bertussi
Vice President, Human Resources

Acknowledgement :

I understand and accept the terms of this employment offer.

/s/ Corey Sheahan________________________________
Corey J. Sheahan

3/20/2022____________
Date